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April 1, 2016

Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Re: E-compass Acquisition Corp

We have received a copy of, and are in agreement with, the statements being made by E-compass Acquisition Corp. in Item 4.01 of its Form 8-K dated April 1, 2016, captioned “Changes in Registrant’s Certifying Accountant.”

Very truly yours,

UHY LLP